Ally Financial Reports First Quarter 2014 Financial Results

•	Successfully completed initial public offering of common stock, resulting in U.S. Treasury receiving to-date approximately $500 million more than originally invested in Ally
•	Net income of $227 million, $0.33 per diluted common share
•	Core pre-tax income of $336 million
•	Improved net financing revenue 24 percent year-over-year
•	Received non-objection on CCAR; Tier 1 Common ratio strong at 9.1 percent
•	Auto: U.S. earning assets up 6 percent; U.S. net financing revenue up 6 percent year-over-year; U.S. consumer financing originations of $9.2 billion
•	Ally Bank: Retail deposit growth 17 percent year-over-year; serving approximately 825,000 primary customers, up 19 percent year-over-year

NEW YORK (May 1, 2014) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $227 million, or $0.33 per diluted common share, for the first quarter of 2014 compared to net income of $104 million, or a loss of $0.78 per diluted common share, in the prior quarter, and net income of $1.1 billion, or $2.16 per diluted common share, for the first quarter of 2013. The company reported core pre-tax income of $336 million in the first quarter of 2014, compared to core pre-tax income of $142 million in the prior quarter and a core pre-tax loss of $6 million in the comparable prior year period. Core pre-tax income, excluding repositioning items, was $339 million for the first quarter of 2014, increasing $132 million compared to same period last year. Core pre-tax income reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from legacy bond exchanges.

Results for the quarter continued to be driven by significant improvement to Ally’s cost of funds[1] which declined 15 basis points from the prior quarter and 55 basis points year-over-year. Primary contributors included retail deposit growth, up 17 percent year-over-year, and continued execution of Ally’s liability management strategy, as the company completed its $9.7 billion legacy debt call program. As a result, Ally’s quarterly net financing revenue1 improved 24 percent year-over-year. Additionally, auto earning assets grew 6 percent compared to the prior year period.

“In the first four months of the year, Ally completed several key steps toward exiting TARP and positioning the company for longer-term success,” said Chief Executive Officer Michael A. Carpenter. “The U.S. Treasury has received $5.4 billion so far this year through a private placement of common stock and Ally’s initial public offering. As a result, the U.S. taxpayer received a return of approximately $500 million on its original investment in the company, and the U.S. Treasury’s stake has been reduced to 17 percent.

1 Excludes OID amortization expense primarily from legacy bond exchanges.

“Ally continued to post strong performance in its core businesses, with auto finance originations up $1 billion since the fourth quarter of 2013, and new and used originations from diversified dealers up 40 percent year-over-year,” Carpenter continued. “Retail deposit growth at Ally Bank continued steadily at $2 billion in the first quarter and the customer base expanded by 19 percent since the first quarter of 2013.”

Carpenter concluded, “As Ally begins its chapter as a publicly-held company, we are squarely focused on making continued progress on improving profitability and achieving a double-digit core return on tangible common equity. Our plan to achieve this is centered on three key areas that aim to improve net interest margin, reduce controllable expenses and normalize regulatory requirements over time, as we fully exit TARP and demonstrate continued strength and stability.”

Results by Segment

($ millions)

				Increase/(Decrease) vs.
	1Q 14	4Q 13	1Q 13	4Q 13	1Q 13
Automotive Finance	$339	$207	$343	$132	$(4)
Insurance	74	67	61	7	13
Mortgage	17	(8)	(6)	25	23
Corporate and Other (ex. OID)[1]	(91)	(105)	(191)	14	100
Core pre-tax income, excluding repositioning items[2]	$339	$161	$207	$178	$132
Repositioning items[3]	(3)	(18)	(213)	15	210
Core pre-tax income/(loss)[2]	$336	$142	$(6)	$194	$342
OID amortization expense	44	67	57	(23)	(13)
Income tax expense/(benefit)	94	(4)	(123)	98	217
Income from discontinued operations[4]	29	25	1,033	4	(1,004)
Net income	$227	$104	$1,093	$123	$(866)

ROTCE[5]	4.9%	n/m	28.0%
Core ROTCE[5]	6.5%	1.8%	2.9%
Adjusted Efficiency ratio[5]	55%	73%	67%
Diluted Earnings Per Common Share[5]	$0.33	$(0.78)	$2.16	$1.11	$(1.83)

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

3. Repositioning items for 1Q14 are primarily employee costs related to the disposition of certain businesses. Refer to slide 24 of the Ally Financial Inc. 1Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. The following businesses are classified as discontinued operations: the Brazilian automotive finance operations (sale completed 4Q13); the European and the majority of the Latin American automotive finance operations (sale completed 2Q13), the Mexican insurance business, ABA Seguros (sale completed 2Q13); the Canadian automotive finance operations, Ally Credit Canada Limited, and ResMor Trust (sale completed 1Q13); U.K.-based operations that provide vehicle service contracts and insurance products (sale completed 1Q13); the remaining international automotive finance operations, including the joint venture in China (sale announced 4Q12); and the operations of Residential Capital, LLC (classified discontinued operations 1Q13).

5. See slide 25 in the Ally Financial Inc. 1Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on pages 21 & 22 of the 1Q2014 Financial Supplement.

Return on Average Tangible Common Equity (ROTCE)

Ally continues to make progress on its three-point plan to increase shareholder value and improve the company’s return on average tangible common equity.

•	Net Interest Margin (NIM) Expansion: Ally executed its liability management program and continued to increase deposits, which contributed to a cost of funds reduction of 15 basis points since last quarter and 55 basis points since the prior year period. Year-over-year, net financing revenue, excluding OID, improved 24 percent and NIM improved 46 basis points.
•	Expense Reduction: Through efforts to streamline the business, controllable expenses decreased approximately $70 million year-over-year and Ally’s adjusted efficiency ratio improved to 55 percent for the quarter.
•	Regulatory Normalization: Effective May 1, Ally’s Commercial Finance Group, which has been renamed Ally Corporate Finance, will be aligned under Ally Bank, allowing this business to have a more competitive source of funding. Additionally, in the second quarter of 2014, Ally Bank plans to begin paying a dividend to its parent, Ally Financial.

Liquidity and Capital

Highlights

•	Improved cost of funds, excluding OID, approximately 15 basis points quarter-over-quarter and approximately 55 basis points in the past year.
•	Completed a $9.7 billion legacy debt call program.
•	Returned a total of $17.7 billion to the U.S. Treasury, approximately $500 million more than initially invested in the company, and reduced common equity stake to 17 percent.

Ally’s consolidated cash and cash equivalents increased to $5.9 billion as of Mar. 31, 2014, compared to $5.5 billion at Dec. 31, 2013. Included in this quarter’s balance are: $2.5 billion at Ally Bank and $1.2 billion at the Insurance business.

Ally's total equity was $14.5 billion at Mar. 31, 2014, up slightly from the prior quarter. The company's preliminary first quarter 2014 Tier 1 capital ratio was 12.1 percent and Ally’s preliminary Tier 1 Common capital ratio was 9.1 percent, both improving as the result of the company’s net income performance in the quarter, slightly lower risk-weighted assets and elimination of dividends from Mandatorily Convertible Preferred (MCP) stock. Ally’s estimated fully-phased-in Basel III Tier 1 Common ratio was 9.3 percent for the quarter.

In the first four months of 2014, a number of steps were taken to return additional capital to the U.S. taxpayer and reduce the U.S. Treasury’s common equity stake in Ally. In January, the U.S. Treasury completed a private placement of $3 billion of Ally common stock, and in April, Ally completed a $2.4 billion initial public offering on the New York Stock Exchange. In total, the U.S. taxpayer has received $17.7 billion thus far on the $17.2 billion investment in Ally, which reflects approximately $500 million more than was originally invested. The U.S. Treasury’s common equity stake in Ally was reduced to 17 percent.

Ally continued to execute a diverse funding strategy during the first quarter of 2014. This strategy included strong growth in deposits which now represent approximately 43 percent of Ally’s funding portfolio, and completion of new U.S. auto securitizations totaling approximately $4.7 billion for the quarter. The company issued new fixed unsecured notes totaling approximately $1.3 billion in the first quarter. Additionally, Ally renewed $11.5 billion in credit facilities at both the parent company and Ally Bank on more favorable terms with a syndicate of 19 lenders. The company completed its legacy debt call program in the first quarter of 2014, having called $9.7 billion in high-cost unsecured debt since 2013.

Ally Bank

Highlights

•	Retail deposits grew to $45.2 billion, up $6.4 billion or 17 percent year-over-year.
•	Approximately 66 percent of Ally's total assets were funded at Ally Bank at close of the period.

•	Continued to grow customer base to approximately 825,000 primary customers, up 19 percent year-over-year.
•	For second consecutive year, earned top rating in Pew’s Checks and Balances study, and the only financial institution studied to meet all best and good practice criteria.
•	Recognized with three awards for outstanding customer service by leading business award program, the Stevie® Awards for Sales and Customer Service(SM).

For purposes of quarterly financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities. During the first quarter of 2014, Ally Bank reported pre-tax income of $386 million, compared to $339 million in the corresponding prior year period. Performance in the quarter continued to be driven by improved net financing revenue, which was positively impacted by continued growth in automotive lease assets, partially offset by the strategic actions taken to exit all non-strategic mortgage-related activities earlier last year. Total assets at Ally Bank were $97.8 billion at Mar. 31, 2014, compared to $98.7 billion at Dec. 31, 2013, as continued growth in lease was offset by seasonal decline in commercial automotive balances and lower restricted cash balances related to securitization activity. Approximately 66 percent of Ally's total assets were funded at Ally Bank as of Mar. 31, 2014.

Deposits

The company remains focused on growing quality deposits through Ally Bank, which continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its consumer-centric value proposition. Retail deposits at Ally Bank increased to $45.2 billion as of Mar. 31, 2014, compared to $43.2 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.7 billion as of Mar. 31, 2014, flat from the prior quarter. The Ally Bank franchise has continued strong expansion of its customer base to approximately 825,000 primary customer accounts, growing 19 percent year-over-year.

Automotive Finance

Highlights

•	Net financing revenue improved 6 percent versus the prior year period.
•	Grew U.S. automotive earning assets 6 percent year-over-year.
•	U.S. consumer financing originations totaled $9.2 billion for the quarter.

•	Strong growth in new and used originations from diversified dealers, up 40 percent year-over-year, and now accounts for 19 percent of total consumer originations.
•	Increased average commercial auto balances to approximately $33 billion for the quarter.

Auto Finance, which is comprised of Ally’s U.S. auto finance operations, reported pre-tax income of $339 million, for the first quarter of 2014, compared to $343 million in the corresponding prior year period. Results for the quarter were primarily driven by strong net financing revenue, which improved $47 million year-over-year, resulting primarily from growth in the used and diversified new retail channels, and steady performance in the leasing channel, despite continued intense competition. This was offset by an increase in provision expense through seasoning and normalization of the portfolio.

Total U.S. earning assets for Auto Finance, comprised primarily of consumer and commercial receivables and leases, totaled $108 billion for the quarter. U.S. consumer earning assets totaled $75 billion, up 7 percent year-over-year, due to continued strong origination volume outpacing asset run-off. Average U.S. commercial earning assets increased to approximately $33 billion, as compared to $32 billion in the prior year period, as a result of higher dealer stock and average contract values.

U.S. consumer financing originations in the first quarter of 2014 were $9.2 billion, compared to $8.2 billion in the prior quarter and $9.7 billion in the corresponding prior year period, and were comprised of $3.7 billion of new retail, $2.8 billion of used and $2.7 billion of leases. U.S. consumer financing origination levels in the first quarter of 2014 were driven by strong year-over-year origination growth in used and diversified new retail channels. Growth in these channels has largely offset lower subvented volumes. In total, used, lease and diversified new retail originations account for more than 65 percent of total U.S consumer originations.

Insurance

Highlights

•	Written premiums improved, totaling $244 million in the quarter for the Dealer Products and Services group.
•	Underwriting income improved year-over-year due to lower weather-related losses.

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $74 million in the first quarter of 2014, compared to $61 million in the corresponding prior year period. Total investment income remained strong at $43 million in the first quarter of 2014, compared to $58 million in the comparable prior year period, driven by a strong equity market in 2013. Underwriting income improved to $31 million in the quarter, compared to income of $3 million in the corresponding prior year period, which had been impacted by weather losses related to early and severe hail storms in 2013.

Mortgage Operations

During the first quarter of 2014, Mortgage reported pre-tax income of $17 million, compared to a pre-tax loss of $6 million in the prior year period, excluding repositioning items related to a non-recurring MSR write-down taken in the prior year period. The remaining mortgage held-for-investment portfolio is approximately $8 billion as of Mar. 31, 2014.

Corporate and Other

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $91 million, compared to a loss of $191 million in the comparable prior year period. Results were primarily affected by lower interest expense through the company's liability management strategy, a reduction in unsecured debt levels and refinancing other legacy debt prior to maturity.

Core OID amortization expense totaled $44 million in the first quarter of 2014, compared to $57 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the first quarter 2014 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $148.5 billion in assets as of Mar. 31, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors ("GM"), and Ally and Chrysler Group LLC ("Chrysler"); our ability to maintain relationships with automotive dealers; our ability to realize the anticipated benefits associated with being a financial holding company, and the significant regulation and restrictions that we are subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com